EXHIBIT 10(ii)

AMENDED SECTION 13(a) OF THE

2003 NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

13.                               Formulas for Basic Annual Awards of Stock Options and of Restricted Stock.

(a)                                  Stock Options:

Prior Year Average Remuneration x 45% = Target Net Present Value

Target Net Present Value / ~~(BSV% x Dow Share Price)~~ FAS 123 Option Value = Number of Options Granted

(Note: Number of Options granted will be rounded up to the next increment of 50)

Definition of Terms:

Prior Year Average Remuneration is the average of the aggregate total of retainer and meeting fees paid to the non-employee Directors during the calendar year prior to the Option grant being calculated, excluding from the average any non-employee Director’s compensation that does not represent a full year of Board service.

45% represents the net present value percentage of the Prior Year Average Remuneration that this Basic Annual Award is targeted to deliver.

~~BSV% represents the Black Scholes valuation of a ten year Option to purchase shares of Common Stock of The Dow Chemical Company at market price upon commencement of the Option term. The Black Scholes value is updated on a periodic basis.~~

Dow Share Price represents the average of high and low prices on the NYSE for common shares of The Dow Chemical Company on the Date of Grant of the Options.

45